EXHIBIT 10.15

SUMMARY OF DIRECTOR COMPENSATION ARRANGEMENTS

Independent non-employee directors of Alexandria Real Estate Equities, Inc. (the “Company”) will receive the following compensation in 2016:

An annual retainer fee of $110,000.

The committee chairpersons will receive additional annual fees as follows:

Lead Independent Director	$50,000
Audit Committee Chairperson	$35,000
Compensation Committee Chairperson	$35,000
Nominating & Governance Committee Chairperson	$35,000
Science and Technology Committee Chairperson	$20,000

The committee members, other than the chairpersons, will receive additional annual fees as follows:

Audit Committee Member	$20,000
Compensation Committee Member	$20,000
Nominating & Governance Committee Member	$20,000
Science and Technology Committee Member	$6,000
Pricing Committee Member	$6,000

Reimbursement of out-of-pocket expenses incurred to attend related meetings.

A restricted stock grant of 1,373 shares of common stock on January 15, 2016, under the Company’s Amended and Restated 1997 Stock Award and Incentive Plan.  Such shares vest over a period from March 31, 2016, to March 31, 2019.

The Company’s independent non-employee directors may elect to defer all or any portion of the fees above in accordance with the Company’s deferred compensation plan for its directors.

Directors who are also employees of the Company will not receive any compensation for their services as directors of the Company.